Letter to shareholders dated September 19, 2006
EX-99.1

September 19, 2006

Dear Shareholder:

At this year’s Annual Meeting of Shareholders, I promised myself that I would make better and more frequent communications with you, our owners, a priority.  This letter represents an installment on that commitment.

Results of Operations

I’m very happy to be able to report that for the quarter ended June 30th, the Company generated its first-ever quarterly operating profit.  As I stated during my remarks at the Annual Meeting in May, profitability is a primary goal for 2006, and this operating profit for the second quarter represents a major milestone against that objective.  At present, each of our community banks is performing at or ahead of budget, and a consolidated profit for all of 2006 remains an achievable goal.

At the time of the Annual Meeting back in May, the Company was still operating under a Memorandum of Understanding imposed by our regulators.  Complying with the terms of this regulatory enforcement action presented a major challenge and absorbed both Board and management to a significant degree.  I’m therefore extremely happy to be able to report that the MOU was terminated by the Federal Reserve Bank of Richmond in late July.  As it turned out, the MOU was in effect for barely six months, and our ability to be released from this enforcement action in so short a time says quite a lot, I believe, about your Board of Directors and management team.  Indeed, every one of our employees played a vital role in achieving this important objective.  Operating under the cloud of regulatory enforcement action is hard on employee morale.  Our ability to continue our growth, indeed, to keep a smile on our faces under these conditions, was a real challenge.  Our employees proved up to this challenge, and they all deserve our thanks.

Bank of Rockbridge

As you know, we have been working to establish our fourth subsidiary bank, Bank of Rockbridge, for a long time.  Indeed, it has been a major objective for over two years.  Rockbridge County is a super place to do business.  We have a wonderful management team in place there, a first-class board of directors and a newly-renovated facility in a great location.  However, several matters, including the MOU and profitability concerns led our regulators to advise us to delay the Bank of Rockbridge charter application.  Throughout this process, we have been in regular contact with the staff of Virginia’s Bureau of Financial Institutions, and now believe that the way is clear to pursue the Bank of Rockbridge charter.  The charter application was filed on August 24th, so look for Bank of Rockbridge opening celebrations sometime around year-end.

Goals and Accomplishments

Achieving consolidated profitability.  Terminatng the MOU.  Getting Bank of Rockbridge chartered.  Each of these is a big task.  Achieving all of them simultaneously is a huge undertaking.  None of these things would be possible without the support and commitment of your Board of Directors.  You will recall that last December, the Company changed its corporate governance structure to have an independent Chairman of the Board.  Troy Peery has been a constant source of support and good advice over the past months, and he has my thanks for all his efforts.  He and each of our directors who, to date, have served entirely without compensation, have worked hard to create a proper corporate governance environment for our unique business model.  Admittedly, it’s not easy to manage the separate boards of each of our community banks and lead them in a common direction.  The payoff for that effort, however, can be found in the excellent operating results reported by each of our banks.

Concluding Thoughts

On August 14th, the Company announced its earnings for the second quarter.  In that same announcement, we also advised that we will be re-stating our annual financial statement for the year 2005, as well as for the first quarter of 2006.  These restatements reflect adjustments relating to the proper accounting for loans subject to certain loan participation agreements that our banks entered into with third-party financial institutions.  The Company expects that the only adjustments to its historical consolidated financial statements will be additions to assets and liabilities reflected on the balance sheets and recognition of additional interest income and interest expense.  Importantly, the restatements will have no impact on TransCommunity’s net worth at any date or on its net income, net interest income, noninterest income or noninterest expense, for any period.

Finally, I’m happy to note that our positive performance has been reflected in the Company’s stock price.  From a low of $6.80 last year, the Company’s shares have recently been trading as high as $10.00 per share.  The Company’s shares are now publicly traded on the Over-the-Counter Bulletin Board under the symbol “TCYFE”.  You can check the share price at any time, as well as see our news releases and regulatory filings, by going to www.otcbb.com, and entering the symbol TCYFE.  I would also note that the final “E” in our stock symbol is caused by the delay in filing our quarterly financial report, referenced above.  Once that report is filed, the “E” will be removed, and the Company’s shares will once again be traded under the symbol “TCYF.”

My first nine months as CEO of your Company have certainly been challenging but rewarding.  My family and I thank you for the opportunity to lead this wonderful company.

Yours very truly,

Bruce B. Nolte
President & Chief Executive Officer

Forward-Looking Statements

This communication contains forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning:

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Projections of revenues, expenses, losses, profitability, net interest margins, asset growth, loan production, deposit growth, and other performance measures
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Expansion of operations, including de novo banks and branch openings, entrance into new markets, development of products and services
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Discussions on the outlook of the economy, competition, regulation, taxation, company strategies, subsidiaries, investment risk and policies

Actual results or performance could differ from those contemplated by a forward-looking statement. Forward-looking statements are subject to a variety of risks and uncertainties, including, among others: general business, economic and market conditions, fiscal and monetary policies, war and terrorism, natural disasters, changes in interest rates, deposit flows, loan demand and real estate values; a deterioration in credit quality or a reduced demand for credit, competition with other providers of financial products and services; volatility in the market price of the Company’s common stock; changes in accounting principles, policies or guidelines, changes in laws or regulation; reliance on other companies for products and services; and operational or systems risks. Readers should not place undue reliance on forward-looking statements, which reflect our judgment only as of this date. We do not undertake, and disclaim any obligation, to update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise.